Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

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STANDARD
US POSTAGE PAID
BISMARCK, ND
PERMIT #419

Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Second Quarter 2011



Gerald Bachmeier
CEO

For this quarter's newsletter, I would like to start by thanking everyone who attended or voted their proxy at RTE's 5th annual meeting held on June 23rd at the Ramkota in Bismarck. The meeting was a good opportunity to share with many of you what is going on at the plant and in the industry and the feedback we have received about having a meal in conjunction with the meeting has been very positive. Therefore please look for future annual meeting notices to involve some type of meal invitation as well!

Annual Meeting Update: With regards to the proposals voted on at this year's meeting, congratulations and welcome to Ambrose Hoff back to RTE's Board of Governors and also congratulations to Ron Aberle for his re-election. I would also like to again thank Jody Hoff for his years of service on the board. One other proposal voted on at the annual meeting was to change the threshold required for amending RTE's Member Control Agreement (MCA). Unfortunately the results for this proposal illustrate the reason this proposal was presented to the membership as the proposal received over 84% approval, yet failed to pass. Of 40,193,973 total outstanding units, 26,649,687 units were voted/represented at this year's annual meeting which equates to 66.3%. The required threshold for amendments is 66.67% of total outstanding units so even if the proposal would have received 100% approval, it still would have not passed given the fact that 13,544,286 units were not voted/represented. The board of governors and myself are committed to doing our best to convince all members that your vote does matter, especially given our current MCA when a non-vote is essentially the same as a no vote. Therefore we strongly encourage everyone of you to vote your units either in person or by proxy at our annual meetings (and if you vote you might even win a trip to Las Vegas like RTE member James Quandt did or one of several other door prizes!). The final two proposals voted on at this year's meeting were related to 'Say-on-Pay' for Executive Compensation which is a new requirement from the SEC. The members approved RTE's current Executive Compensation program and also voted in favor of holding a 'Say-on-Pay' vote every three years with the next vote scheduled for the 2014 annual meeting.

Plant Update: Our second quarter was similar to the first quarter in that we have seen huge volatility in the commodities markets in general as many of you are aware of. Though this creates challenges, we implemented our Alternative fuel burning project in the 2nd quarter and have seen very positive results so far in that we have reduced our coal usage, lowered our carbon foot print and have also seen an increase in production. The month of June was the highest 30 day production month in the history of RTE. Although this is very positive, we also face the challenge of losing the Alternative fuel tax credit as it is currently attached to the VEETC legislation that is due to expire at the end of this year. As I mentioned at the annual meeting we need everyone's help in contacting our congressional leaders to voice your support for 'carving out' the Alternative fuel tax credit from the VEETC legislation so please refer to the congressional delegation contact information on page 2 of this newsletter.

Thank you again to all who attended or voted at this year's annual meeting and I would also like to encourage all the corn producers to contact RTE and review the corn marketing opportunities that RTE has to offer.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC • 3682 Hwy 8 South • PO Box 11 • Richardton, ND 58652
Phone: 701-974-3308 • Grains Line: 701-974-3880 • Fax: 701-974-3309

Plant Manager Update –Dr. Eli Sotillo



Since joining the Red Trail Team I have enjoyed being part of a team where everyone is working toward the same goals. These include running in compliance with all state and federal regulations, increasing the yield and production of ethanol, and maintaining a safe workplace. One challenge that RTE has been facing this summer, similar to past summers, are power outages that result from the thunder-storm season. Aside from disrupting ethanol production, these outages are also hard on the plant and equipment. I am hopeful that we will be able to work with our electricity provider and discuss what options might exist to help us deal with these challenges. RTE's fall maintenance shutdown is scheduled for October 10th. During this shut-down, we will be performing routine maintenance, making adjustments to increase efficiency and preparing for the winter season.

The Red Trail Team is hard at work with the goal of operating efficiently and safely. Thank you for your continued support in RTE!

Below you will find the contact information for North Dakota's Congressional Team. Please show them your support for the Alternative Fuel Tax Credit

Senator Kent Conrad
530 Hart Senate Office Building
United States Senate
Washington, DC 20510-3403
https://www.conrad.senate.gov
Phone: 202-224-2043

Senator John Hoeven
120 Russell Senate Office Bldg.
Washington, DC 20510
Email: http://www.hoeven.senate.gov
Phone: 202-224-2551

Rep. Rick Berg
Attn: Alicia Schmitz
323 Cannon House Office Building
Washington, DC 20515
Email: https://www.berg.house.gov
Phone: 202-225-2611

Address change?

Have you moved? Help us keep our information up-to-date with changes in your address. Email Jennifer at Jennifer@redtrailenergy.com with changes.

Mark Your Calendars!

RTE's Sixth Annual Meeting is already in the works! This is tentatively booked for March 1st, 2012 at the Ramkota Hotel in Bismarck, North Dakota. Specific times and details will be posted at a future date. If you have any questions please feel free to contact Jennifer Ondracek at Jennifer@redtrailenergy.com. We hope to see you all there!

RTE's New Website

As announced at the Annual Meeting, www.redtrailenergyllc.com has been revamped. We are hoping that the new design of our website not only appeals to you visually but also provides you with a more user friendly experience. While exploring our site please feel free to fill out the form on the site with any suggestions or comments!

Meet Sacha!



Hi, I am one of Red Trail Energy's newest full time employees, Sacha Doe. I joined the team part-time in November 2010 as an accounting assistant and accepted a full-time staff accountant position as of July 1, 2011. I graduated in 2007 from Dickinson State University with a Bachelor of Science degree in accounting. After graduating, I worked at Mercy Medical Center, in Williston, ND, as an accountant for 3 years.

As a native of southwestern North Dakota I am excited to have the opportunity to expand my knowledge and work in the energy industry so close to home. Last October I married Jason Doe and moved to Beulah. In my spare time I enjoy going to the lake, gardening and reading.

FINANCIALS

2nd Quarter 2011



Kent Anderson
CFO

Red Trail had net income of approximately $214,000 for the 2nd quarter of 2011 compared to a net loss of approximately $774,000 for the 2nd quarter of 2010. The main contributor to this difference was recognizing an alternative fuel tax credit of approximately $1,064,000 in Q2 of 2011 related to the alternative fuel burning project brought online in May 2011. Year-to-date net income through June 30, 2011 is approximately $65,000 which is substantially lower than the ~$2.2m of net income reported for the six months ending June 30, 2010. The biggest contributor to this difference is a corresponding reduction in gross profit from ~$4.3m last year to ~$1.3m this year, reflecting the volatile commodities markets this year which was discussed at length during this year's annual meeting. Also please recall that the current fiscal year will see a change in our annual audit as RTE's Board of Governors approved a fiscal year-end change from December 31 to September 30 effective in 2011. Therefore the next quarterly newsletter you receive will actually be RTE's fiscal year-end newsletter so will not be distributed until completion of the Company's annual audit.

For additional information about the Company's 2nd quarter performance, please refer to the Company's 10-Q which can be accessed via a link on Red Trails' web-site to the SEC's website. Or contact the office and a copy will be mailed to you.

Statements of Operations	For the three months ended June 30, 2011	For the three months ended June 30, 2010	For the six months ended June 30, 2011	For the six months ended June 30, 2010
Revenues	$35,142,332	$22,518,058	$67,095,425	$51,404,949
Gross Profit	$277,220	$579,134	$1,275,864	$4,287,031
Net Income (Loss)	**$213,875**	**$(773,587)**	**$64,618**	**$2,210,904**
Net Income (Loss) Per unit	$0.00	$(0.02)	$0.00	$0.06
Average Units Outstanding	40,193,973	40,193,973	40,193,973	40,193,973

Balance Sheets	June 30, 2011 (Unaudited)	December 31, 2010 (Audited)
Total Assets	$87,320,592	$89,924,953
Total Liabilities	$44,351,839	$47,020,817
Members Equity	$42,968,753	$42,904,136
Book Value per Unit	$1.07	$1.07
Debt to equity ratio	1.03	1.10

Going Green!

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Newsletters are also available on our web-site: www.redtrailenergyllc.com